CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Arrow Investments Trust and to the use of our report dated September 26, 2016 on the financial statements and financial highlights of Arrow DWA Tactical ETF, a series of shares of beneficial interest of Arrow Investments Trust. Such financial statements and financial highlights appear in the July 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 22, 2016